United States
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

September 17, 2021
Date of Report (Date of earliest event reported)

Priority Technology Holdings, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-37872	47-4257046
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2001 Westside Parkway		30004
Suite 155
Alpharetta,	Georgia
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (800) 935-5961

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock, $0.001 par value	PRTH	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of (1933 §230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

                                        Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a New Definitive Agreement

On September 17, 2021, Priority Holdings, LLC, as borrower (the "Borrower"), the guarantors party thereto, certain lenders party thereto, and Truist Bank, as administrative agent and collateral agent, entered into the Second Amendment to Credit and Guaranty Agreement (the "Amendment"), which amended the Credit and Guaranty Agreement dated as of April 27, 2021 (the "Credit Agreement"), among the Borrower, the credit parties party thereto from time to time, the lenders party thereto from time to time, and Truist Bank, as administrative agent, collateral agent, issuing bank and swingline lender. The Amendment provides for commitments from certain lenders to increase the amount of the delayed draw term loan facility under the Credit Agreement by $30,000,000, which additional loans were funded together with the original commitments for delayed draw term loans under the Credit Agreement concurrently with, and to provide financing for, the closing of the Acquisition (as defined in Item 2.01 below). The additional delayed draw term loans are part of the same class of term loans under the Credit Agreement, and are subject to the same terms and secured and guarantied on the same basis, as the delayed draw term loans made pursuant the original commitments under the Credit Agreement.

The foregoing description of the Amendment does not purport to be complete, and is qualified in its entirety by reference to the complete text of the Amendment filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.01.	Completion of Acquisition or Disposition of Assets
On September 17, 2021, Priority Technology Holdings, Inc. (the “Company”), through its indirect, wholly-owned subsidiary, Prime Warrior Acquisition Corp. ( “Merger Sub”), completed its acquisition of Finxera Holdings, Inc. (“Finxera”) pursuant to the Agreement and Plan of Merger dated as of March 5, 2021, as amended (the “Merger Agreement”) by and among the Company, Merger Sub, Finxera and Stone Point Capital, solely in its capacity as the Equityholder Representative thereunder. As of September 17, 2021, in accordance with the Merger Agreement, Finxera became a wholly owned subsidiary of the Company (the “Acquisition”).

As a result of the Acquisition, the Company acquired all of the outstanding equity interests of Finxera for a total consideration consisting of (a) approximately $375 million in cash (the “Cash Consideration”) and (b) an aggregate of approximately 7.6 million shares (the “Stock Consideration”) of common stock, par value $0.001, of the Company (“Common Stock”). The Cash Consideration was funded via, among other sources, (1) drawings of $320 under the Company’s Credit and Guaranty Agreement (the “Credit Agreement”) with Truist Bank and (2) an issuance pursuant to the Company’s Securities Purchase Agreement with certain affiliates of Ares Management Corporation of an additional 75,000 shares of the Company’s Senior Preferred Stock, par value $0.001 (“Preferred Stock”), at a purchase price of $75.0 million or $1,000 per share.

The Stock Consideration and the Preferred Stock were issued in a private placement pursuant to an exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), provided by Section 4(a)(2) of the Securities Act and Rule 506(b) promulgated under the Securities Act.

Item 2.03. Creation of a Direct Financial Obligation or an Obligations under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 2.01 in connection with the Credit Agreement is incorporated by reference into this Item 2.03.

Item 3.02. Unregistered Sales of Equity Securities

The information set forth in Item 2.01 in connection with the issuance of the Stock Consideration, the Preferred Stock and the Warrants is incorporated by reference into this Item 3.02.

Item 8.01 Other Events.

On September 17, 2021, the Company issued a press release announcing the closing of the Acquisition, a copy of which is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(a) Financial Statements of Businesses Acquired

The financial statements required by this item are not being filed herewith. To the extent such information is required by this item, it will be filed with the Securities and Exchange Commission (the “SEC”) by amendment to this Current Report on Form 8-K no later than 71 days after the date on which this Current Report on Form 8-K is required to be filed.

(b) Pro Forma Financial Information

The pro forma financial information required by this item is not being filed herewith. To the extent such information is required by this item, it will be filed with the SEC by amendment to this Current Report on Form 8-K no later than 71 days after the date on which this Current Report on Form 8-K is required to be filed.

(d) Exhibits – The following exhibit is furnished as part of this Current Report on Form 8-K.

Exhibit No.	Description of Exhibit
10.1	Amendment No. 2, dated September 17, 2021, to the Credit Agreement, dated as of April 27, 2021, by and among the Loan Parties named therein and Truist Bank.
99.1	Press Release issued by the Company on September 17, 2021.
104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 17, 2021

PRIORITY TECHNOLOGY HOLDINGS, INC.

By: /s/ Michael Vollkommer
Name: Michael Vollkommer
Title: Chief Financial Officer